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                                                                     EXHIBIT 5.1

            OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP


                               December 19, 1997



Synbiotics Corporation
11011 Via Frontera
San Diego, CA 92127

Re:  Synbiotics Corporation Registration Statement on Form S-8 for 700,000
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     Shares of Common Stock
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Ladies and Gentlemen:

In connection with your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 700,000 shares of Common Stock of Synbiotics Corporation (the "Company") under the 1995 Stock Option/Stock Issuance Plan, as amended to date (the "Plan"), we advise you that, in our opinion, if and when such shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of the option agreements issued under the Plan and in accordance with the Registration Statement, or (b) direct stock issuances in accordance with the Plan and in accordance with the Registration Statement, such shares will be duly-authorized, validly-issued, fully-paid and non-assessable shares of the Company's Common Stock.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto. Subject to the foregoing sentence, this opinion is given as of the date hereof solely for your benefit and may not be relied upon, circulated, quoted or otherwise referred to for any purpose without our prior written consent.

Very truly yours,

/s/ Brobeck, Phleger & Harrison LLP
BROBECK, PHLEGER & HARRISON LLP